Exhibit 7

AMENDMENT No. 2
TO
INVESTMENT AGREEMENT
BY AND BETWEEN
NCI BUILDING SYSTEMS, INC.
AND
CLAYTON, DUBILIER & RICE FUND VIII, L.P.

Dated as of August 31, 2009

AMENDMENT No. 2
TO
INVESTMENT AGREEMENT

This AMENDMENT No. 2 (this “Amendment No. 2”), dated as of August 31, 2009, to the Investment Agreement, dated as of August 14, 2009, by and between NCI BUILDING SYSTEMS, INC., a Delaware corporation, and CLAYTON, DUBILIER & RICE FUND VIII, L.P., a Cayman exempted limited partnership (the “Investor”), as amended by that Amendment, dated August 28, 2009, by and between the Company and the Investor (as so amended, the “Investment Agreement”).

WHEREAS, Section 13 of the Investment Agreement provides for the amendment of the Investment Agreement in accordance with the terms set forth therein;

WHEREAS, the parties desire to amend the Investment Agreement to provide that the Offer (as defined in the Investment Agreement) be commenced and conducted on the terms and subject to the conditions set forth on an amended Annex A attached hereto; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

Section 1.  Definitions; References.  Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Investment Agreement. Each reference in the Investment Agreement to “hereof,” “herein,” “hereunder,” “hereby,” “hereto” and “this Agreement” shall, from and after the date hereof, refer to the Investment Agreement as amended by this Amendment No. 2, and each reference in the Transaction Documents (other than the Investment Agreement) and in the Disclosure Letter to “the Investment Agreement” shall refer to the Investment Agreement as amended by this Amendment No. 2.

Section 2.  Amendment to Section 3(c)(xii).  The first sentence of Section 3(c)(xii) of the Investment Agreement is hereby amended and restated in its entirety to read as follows:

To the extent that the Company has authorized and unissued shares of Common Stock sufficient to permit the conversion of all or a portion of the shares of Series B Preferred Stock to be issued at the Closing, (A) such shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall have been duly authorized for listing, subject to official notice of issuance, on the New York Stock Exchange or such other exchange on which the Common Stock is then listed or quoted and (B) the number of such shares of Common Stock issuable upon conversion of the Series B Preferred Stock that are so duly authorized for listing shall be no less than 7,800,000.

Section 3.  Amendment to Section 4.  The beginning paragraph of Section 4 of the Investment Agreement is hereby amended by inserting the following language immediately prior to the proviso:

, and as contemplated by that Lock-Up and Voting Agreement, dated August 31, 2009, by and among the Company and the other signatories thereto,

Section 4.  Amendment to Section 4(i).  The last sentence of Section 4(i) of the Investment Agreement is hereby amended and restated in its entirety to read as follows:

As of the Closing Date, 7,800,000 shares of Common Stock issuable upon the conversion of the Series B Preferred Stock will have been duly authorized by all necessary corporate action and when so issued will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any stockholder of the Company and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws.

Section 5.  Amendment to Section 6(b)(i).  The first sentence of Section 6(b)(i) of the Investment Agreement is hereby amended by inserting the following language between “Except as otherwise expressly permitted or required by the Transaction Documents or otherwise consented to by Investor,” and “permitted by Section 6(k), contemplated by Section 6(p) or as set forth on Section 6(b) of the Disclosure Letter and subject to the terms and upon the conditions therein,”

contemplated by that Lock-Up and Voting Agreement, dated August 31, 2009, by and among the Company and the other signatories thereto,

Section 6.  Amendment to Section 9(85).  The definition of “Initial Expiration Date” in Section 9(85) of the Investment Agreement is hereby amended and restated in its entirety to read as follows:

“Initial Expiration Date” means 12:00 midnight, New York City time, on the 20th business day (as defined in Rule 14d-1 under the Exchange Act) following the commencement of the Offer; provided, that if the Offer Condition set forth in clause (3) under the caption “— Conditions to the Offer” set forth in Annex A hereto has not been satisfied by 12:00 midnight, New York City time, on the 20th business day (as defined in Rule 14d-1 under the Exchange Act) following the commencement of the Offer, the Company shall, subject to the provisions of Section 8(a), extend the Offer until the Offer Condition set forth in clause (3) under the caption “— Conditions to the Offer” set forth in Annex A hereto has been satisfied and the “Initial Expiration Date” shall mean the first scheduled expiration date following the date on which such Offer Condition shall have been satisfied.

Section 7.  Amendment to Exhibit B.  Exhibit B to the Investment Agreement is hereby amended and restated in its entirety to read as Exhibit B attached hereto.

Section 8.  Amendment to Exhibit I.  The row with the heading “Claims Under Convertible Notes” in Exhibit I to the Investment Agreement is hereby amended and restated in its entirety to read as follows:

Claims Under Convertible Notes:	Impaired; entitled to vote. Holders of Convertible Notes shall receive, on the Effective Date, in consideration of their claims (including accrued interest), cash and common stock in amounts calculated as follows: for each $1,000 of principal amount of Convertible Notes held by them a) cash in an amount equal to $500 and b) 390 shares of common stock of the reorganized Company.

Section 9.  Amendment to Annex A.  Annex A to the Investment Agreement is hereby amended and restated in its entirety to read as Annex A attached hereto.

Section 10.  No Further Amendment.  Except as expressly amended hereby, the Investment Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Investment Agreement or any of the documents referred to therein.

Section 11.  Effect of Amendment.  This Amendment No. 2 shall form a part of the Investment Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment No. 2 by the parties hereto, any reference to the Investment Agreement shall be deemed a reference to the Investment Agreement as amended hereby. This Amendment No. 2 shall be deemed to be in full force and effect from and after the execution of this Amendment No. 2 by the parties hereto.

Section 12.  Miscellaneous.  Section 12 (Successors and Assign); Section 13 (Amendments; Waiver); Section 14 (Headings); Section 15 (Severability); Section 16 (Liability Limitations); Section 17 (Integration); Section 18 (Governing Law); Section 19 (Counterparts); Section 23 (Specific Performance; Jurisdiction); Section 24 (Waiver of Jury Trial); Section 25 (Interpretation); Section 26 (No Third Party Beneficiaries); and Section 27 (Certain Considerations Relating to Bankruptcy) of the Investment Agreement shall apply to this Amendment No. 2, mutatis mutandis.

[Signature Page Follows]

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

CLAYTON, DUBILIER & RICE FUND VIII, L.P.

By: CD&R Associates VIII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name:     Theresa A. Gore

Title:	Vice President, Treasurer and
Assistant Secretary

[Signature Page to the Amendment No. 2 to the Investment Agreement]

NCI BUILDING SYSTEMS, INC.

By:	/s/ Norman C. Chambers
Name:     Norman C. Chambers

Title:	Chief Executive Officer

[Signature Page to the Amendment No. 2 to the Investment Agreement]

Annex A

Terms and Conditions of the Offer

Section 1.  Terms of the Offer.

Transaction:	Exchange offer to any and all holders of the Convertible Notes.
Type of Offer:	Registered with the Commission on Form S-4 and filed with the Commission on Schedule TO.
Pricing:	Tendering holders shall receive, for each $1,000 of principal amount Convertible Notes surrendered for exchange, a combination of (A) $500.00, in cash, and (B) 390 shares of Common Stock of the Company.
Launch Date:	On or prior to 11:59 p.m., Eastern Time, on September 9, 2009.
Expiration Date:	The Initial Expiration Date, extended as provided in Section 6(d)(i) of the Agreement.
Withdrawal Rights:	Tendering holders may withdraw tendered Convertible Notes at any time prior to the Expiration Date.
Settlement:	The Closing Date.
Exchange Offer Materials:	Schedule TO, the Form S-4, the Offer Documents and the Required Company Filings, subject to Section 6(d)(iii) of the Agreement.

Section 2.  Conditions to the Offer.

The Company’s obligation to accept for exchange Convertible Notes in the Offer shall be conditioned upon satisfaction of each of the following conditions at the expiration of the Offer (collectively, the “Offer Conditions”):

(1) At least 95% of the aggregate principal amount outstanding of the Convertible Notes must have been validly tendered and not withdrawn prior to the expiration of the Offer (the “Minimum Condition”).

(2) The Company shall have received the proceeds from the Investment.

(3) The Form S-4 shall have become effective and no stop order suspending the effectiveness of the Form S-4 shall have been instituted by the SEC.

(4) No provision of any applicable Law and no Order prohibit consummation of the Offer.